AMERICAN HOME MORTGAGE INVESTMENT TRUST 2006-2

Mortgage-Backed Notes, Series 2006-2

Class	Approximate Initial Note Principal Balance	Note Interest Rate
I-A-1	$133,151,000	Adjustable Rate
I-A-2	$ 64,377,000	Adjustable Rate
I-A-3	$ 95,866,000	Adjustable Rate
I-A-4	$ 32,600,000	Adjustable Rate
I-M-1	$ 7,098,000	Adjustable Rate
I-M-2	$ 5,194,000	Adjustable Rate
I-M-3	$ 2,251,000	Adjustable Rate
I-M-4	$ 1,904,000	Adjustable Rate
II-A-1A	$ 30,585,000	Adjustable Rate
II-A-1B	$ 12,276,000	Adjustable Rate
II-A-1C	$ 17,422,000	Adjustable Rate
II-A-2	$ 65,822,000	6.25%/Hybrid
II-M-1	$ 3,235,000	Adjustable Rate
II-M-2	$ 2,292,000	Adjustable Rate
II-M-3	$ 741,000	Adjustable Rate
III-A-1	$ 77,995,000	Adjustable Rate
III-A-2	$ 43,354,000	6.20%
III-A-3	$ 12,745,000	6.45%
III-A-4	$ 20,324,000	6.60%
III-A-5	$ 17,158,000	6.25%
III-M-1	$ 4,595,000	6.60%
III-M-2	$ 2,206,000	6.60%
IV-A	$181,085,000	Adjustable Rate
IV-M1	$ 9,030,000	Adjustable Rate
IV-M2	$ 14,303,000	Adjustable Rate
IV-M3	$ 8,121,000	Adjustable Rate
IV-M4	$ 3,394,000	Adjustable Rate
IV-M5	$ 2,667,000	Adjustable Rate
IV-M6	$ 4,970,000	Adjustable Rate
V-A	$ 57,910,000	Adjustable Rate

UNDERWRITING AGREEMENT

June 30, 2006

UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019

Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, CT 06830

Lehman Brothers, Inc.
745 Seventh Avenue, 7th Floor
New York, NY 10019

Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

Ladies and Gentlemen:

American Home Mortgage Securities LLC, a Delaware limited liability company (the “Company”), proposes to sell to you (the “Underwriters”), pursuant to this Underwriting Agreement dated June 30, 2006 (the “Agreement”), among the Company, the Underwriter, and American Home Mortgage Investment Corp. (“American Home”), the respective amount set forth in Schedule I attached hereto of the American Home Mortgage Investment Trust 2006-2, Mortgage-Backed Notes, Series 2006-2, Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-M-1, Class I-M-2, Class I-M-3, Class I-M-4, Class II-A-1A, Class II-A-1B, Class II-A-1C, Class II-A-2, Class II-M-1, Class II-M-2, Class II-M-3, Class III-A-1, Class III-A-2, Class III-A-3, Class III-A-4, Class III-A-5, Class III-M-1, Class III-M-2, Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4, Class IV-M5, Class IV-M6 and Class V-A Notes (collectively, the “Underwritten Notes”), having the aggregate principal amounts and Note Rates set forth above. The Underwritten Notes represent an aggregate initial Note Principal Balance of $944,671,000 of the American Home Mortgage Investment Trust 2006-2, Mortgage-Backed Notes, Series 2006-2.

The Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-M-1, Class I-M-2, Class I-M-3, Class I-M-4, Class I-M-5, Class I-M-6, Class II-A-1A, Class II-A-1B, Class II-A-1C, Class II-A-2, Class II-M-1, Class II-M-2, Class II-M-3, Class III-A-1, Class III-A-2, Class III-A-3, Class III-A-4, Class III-A-5, Class III-M-1, Class III-M-2, Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4, Class IV-M5, Class IV-M6, Class IV-M7 and Class V-A Notes (collectively, the “Notes”) will be issued pursuant to an Indenture (the “Indenture”) among American Home Mortgage Investment Trust 2006-2, a newly formed Delaware statutory trust (the “Issuing Entity”), Wells Fargo Bank, N.A. (the “Securities Administrator”) and Deutsche Bank Trust Company Americas (the “Indenture Trustee”). Upon issuance, the Notes will evidence undivided interests in the Trust Estate (as defined in Appendix A to the Indenture) established pursuant to an Amended and Restated Trust Agreement (the “Trust Agreement”) dated June 30, 2006, among the Company, Wilmington Trust Company (the “Owner Trustee”) and Deutsche Bank Trust Company Americas, as note registrar and note paying agent, as described in the Prospectus (as defined below). The mortgage loans included in the Trust Estate will be sold by American Home Mortgage Acceptance, Inc. (the “Sponsor”) to the Company pursuant to a Mortgage Loan Purchase Agreement dated as of June 30, 2006 (the “Mortgage Loan Purchase Agreement”), between the Sponsor and the Company. Servicing of the Groups I, II, III and IV Mortgage Loans included in the Trust Estate will be provided for pursuant to the RMBS Servicing Agreement, dated as of June 30, 2006 (the “RMBS Servicing Agreement”), between American Home Mortgage Servicing, Inc., (the “RMBS Servicer”) and Wells Fargo Bank, N.A. (the “RMBS Master Servicer”) and the RMBS Master Servicing Agreement, dated as of June 30, 2006, (the “RMBS Master Servicing Agreement”), among the RMBS Master Servicer, the Issuing Entity, the Securities Administrator, the Sponsor and the Indenture Trustee. Servicing of the Group V Mortgage Loans included in the Trust Estate will be provided for pursuant to the HELOC Servicing Agreement, dated as of June 30, 2006 (the “HELOC Servicing Agreement”), among GMAC Mortgage Corporation (the “HELOC Back-Up Servicer”), the Issuing Entity, the Indenture Trustee, the Sponsor and American Home Mortgage Acceptance, Inc. (the “HELOC Servicer”) and the HELOC Back-Up Servicing Agreement, dated as of June 30, 2006 (the “HELOC Back-Up Servicing Agreement”, together with the RMBS Servicing Agreement, the RMBS Master Servicing Agreement and the HELOC Servicing Agreement, the “Servicing Agreements”) among the HELOC Back-Up Servicer, the Issuing Entity, the HELOC Servicer, the Sponsor and the Indenture Trustee. Terms not defined herein which are defined in Appendix A to the Indenture shall have the meanings ascribed to them in Appendix A to the Indenture.

The Notes are described more fully in the Basic Prospectus and the Prospectus Supplement (each as hereinafter defined) which the Company has furnished to the Underwriters.

1.  Representations, Warranties and Covenants.

1.1  The Company represents and warrants to, and agrees with, the Underwriters that as of the date hereof (or as of such other date as may be specified in a particular representation and warranty):

(a)  The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-131636) on Form S-3 for the registration under the Securities Act of 1933, as amended (the “Act”), of Mortgage Pass-Through Certificates and Mortgage-Backed Notes (issuable in series), including the Underwritten Notes, which registration statement has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to the Underwriters. The Company proposes to file with the Commission pursuant to Rule 424(b) under the rules and regulations of the Commission under the Act (the “1933 Act Regulations”) a prospectus supplement dated June 30, 2006 (the “Prospectus Supplement”), to the prospectus dated June 30, 2006 (the “Basic Prospectus”), relating to the Underwritten Notes and the method of distribution thereof. Such registration statement (No. 333-131636) including exhibits thereto and any information incorporated therein by reference, as amended at the date hereof, is hereinafter called the “Registration Statement”; and the Basic Prospectus and the Prospectus Supplement and any information incorporated therein by reference, together with any amendment thereof or supplement thereto authorized by the Company on or prior to June 30, 2006 (the “Closing Date”) for use in connection with the offering of the Underwritten Notes, are hereinafter called the “Prospectus”. The Company further proposes to prepare, after the final terms of all classes of the Underwritten Notes have been established, a Free Writing Prospectus that will contain substantially all information that will appear in the Prospectus Supplement, to the extent that such information is known at that time and minus specific sections including the Method of Distribution section (such Free Writing Prospectus, together with the Basic Prospectus, the “Definitive Free Writing Prospectus”).

(b)  The Registration Statement has become effective and no stop order suspending the effectiveness of the Registration Statement is in effect, no proceedings for such purpose are pending before or threatened by the Commission, and the Registration Statement as of the Effective Date (as defined in this paragraph), and the Prospectus, as of the date of the Prospectus Supplement, complied in all material respects with the applicable requirements of the Act and the 1933 Act Regulations. The Registration Statement, as of the Effective Date, and any static pool information excluded from the Registration Statement pursuant to Regulation AB Item 1105(d), did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as of the date of the Prospectus Supplement, and any static pool information excluded from the Prospectus pursuant to Regulation AB Item 1105(d), did not, and as of the Closing Date will not, contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that neither the Company nor American Home makes any representations or warranties as to either (i) any information contained in or omitted from the portions of the Prospectus set forth in the second sentence of the first paragraph and the fourth paragraph under the caption “Method of Distribution” relating to the Underwritten Notes (the “Underwriters’ Information”) or (ii) any decrement or yield tables set forth in the section titled “Yield on the Notes” in the Prospectus Supplement (the “Decrement/Yield Tables”). In addition, any Issuer Information (as defined below) contained in the Definitive Free Writing Prospectus (excluding any information substantially equivalent to the Underwriters’ Information and the Decrement/Yield Tables, if applicable), as of the date thereof, did not contain an untrue statement of a material fact and did not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Effective Date shall mean the earlier of the date on which the Definitive Free Writing Prospectus is first used and the time of the first Contract of Sale to which such Prospectus Supplement relates. As used herein, “Pool Information” means all loan level data with respect to the characteristics of the Mortgage Loans and administrative and servicing fees, as provided by or on behalf of the Company, the Sponsor or American Home to the Underwriters. The Company acknowledges that the Underwriters’ Information and the Decrement/Yield Tables constitute the only information furnished in writing by you or on your behalf for use in connection with the preparation of the Registration Statement or the Prospectus, and you confirm that the Underwriters’ Information is correct with respect to you and the Underwritten Notes you underwrite.

(c)  The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the requisite organizational power to own its properties and to conduct its business as presently conducted by it.

(d)  The Company is not, as of the commencement of the offering, an Ineligible Issuer, as such term is defined in Rule 405 of the 1933 Act Regulations.

(e)  This Agreement has been duly authorized, executed and delivered by the Company.

(f)  As of the Closing Date (as defined herein), the Underwritten Notes will conform in all material respects to the description thereof contained in the Prospectus and the representations and warranties of the Company in the Trust Agreement will be true and correct in all material respects.

(g)  Since the respective dates as of which information is given in the Registration Statement and the Prospectus except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, earnings, affairs, regulatory situation or business of the Company, the Sponsor or American Home, take as a whole and (B) there have been no transactions entered into by the Company which are material, other than those in the ordinary course of business.

(h)  The Indenture, when executed and delivered by the Issuing Entity, will constitute a legal, valid and binding instrument enforceable against the Issuing Entity in accordance with its terms, subject, as to the enforceability of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally, and to general principles of equity and the discretion of the court (regardless of whether enforceability of such remedies is considered in a proceeding in equity or at law).

(i)  The issuance of the Underwritten Notes will have been duly authorized by the Issuing Entity and, when such Underwritten Notes are executed and authenticated in accordance with the Indenture and delivered against payment pursuant to this Agreement, such Underwritten Notes will be validly issued and outstanding; and the Underwritten Notes will be entitled to the benefits provided by the Indenture. The Underwritten Notes are in all material respects in the form contemplated by the related Indenture. Immediately prior to the delivery of the Underwritten Notes to the Underwriters, the Company will own the Underwritten Notes, and upon such delivery the Underwriters will acquire title thereto, free and clear of any lien, pledge, encumbrance or other security interest other than one created or granted by the Underwriters.

(j)  Neither the Issuing Entity nor the Trust Fund is or, as a result of the offer and sale of the Underwritten Notes as contemplated in this Agreement will become, an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(k)  As of the Closing Date, the Mortgage Loan Purchase Agreement (collectively with this Agreement, the “Transaction Documents”) will have been duly authorized, executed and delivered by the Company and the Sponsor and will conform in all material respects to the description thereof contained in the Prospectus and will constitute a valid and binding agreement of the Company and the Sponsor enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally, and to general principles of equity and the discretion of the court (regardless of whether enforceability of such remedies is considered in a proceeding in equity or at law).

(l)  Neither the issuance or delivery of the Underwritten Notes, nor the consummation of any other of the transactions contemplated herein or in the Transaction Documents, nor compliance with the provisions of the Transaction Documents will conflict with or result in the breach of any material term or provision of the certificate of formation or LLC agreement of the Company, and the Company is not in breach or violation of or in default (nor has an event occurred which with notice or lapse of time or both would constitute a default) under the terms of (i) any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation or instrument to which the Company is a party or by which it or its properties are bound, or (ii) any law, decree, order, rule or regulation applicable to the Company of any court or supervisory, regulatory, administrative or governmental agency, body or authority, or arbitrator having jurisdiction over the Company, or its properties, the default in or the breach or violation of which would have a material adverse effect on the Company, the trust, the Underwritten Notes or on the ability of the Company to perform its obligations under the Transaction Documents; and neither the delivery of the Underwritten Notes, nor the execution and delivery of the Transaction Documents or the consummation of any other of the transactions contemplated herein or in the Transaction Documents, nor the compliance with the provisions of the Transaction Documents will result in such a breach, violation or default which would have such a material adverse effect.

(m)  No filing or registration with, notice to, or consent, approval, authorization or order or other action of, any court or governmental authority or agency is required for the consummation by the Company of the transactions contemplated by the Transaction Documents (other than as required under state securities laws or Blue Sky laws, as to which no representations and warranties are made by the Company), except such as have been, or will have been prior to the Closing Date, obtained under the Act, and such recordations of the assignment of the Mortgage Loans.

(n)  There is no action, suit or proceeding before or by any court, administrative or governmental agency, or other tribunal, domestic or foreign, now pending to which the Company is a party, or, to the best of the Company’s knowledge, threatened against the Company, which could reasonably result individually or in the aggregate in any material adverse change in the condition (financial or otherwise), earnings, affairs, regulatory situation or business prospects of the Company or could reasonably interfere with or materially and adversely affect the consummation of the transactions contemplated in the Transaction Documents.

(o)  At the time of execution and delivery of the Indenture, the Company will own the mortgage notes (the “Mortgage Notes”) being pledged to the Indenture Trustee pursuant to the Indenture, free and clear of any lien, mortgage, pledge, charge, encumbrance, adverse claim or other security interest (collectively, “Liens”), except to the extent permitted in the Indenture, and will not have assigned to any person other than the Issuing Entity any of its right, title or interest in the Mortgage Notes. The Company will have the power and authority to transfer the Mortgage Notes to the Issuing Entity and the Underlying Notes to the Underwriter and payment by the Underwriters for the Underwritten Notes, and delivery to the Underwriters of the Underwritten Notes, the Issuing Entity will own the Mortgage Notes and the Underwriters will acquire title to the Underwritten Notes, in each case free of Liens except to the extent permitted by the Indenture.

(p)  Any taxes, fees and other governmental charges in connection with the execution, delivery and issuance of the Transaction Documents and the Underwritten Notes have been or will be paid by the Company on or prior to the Closing Date, except for fees for recording assignments of Mortgage Loans to the Indenture Trustee or, if applicable, to MERS on behalf of the Indenture Trustee, pursuant to the Indenture that have not yet been completed, which fees will be paid by the Company in accordance with the Indenture.

(q)  The Company acknowledges and agrees that the relationship between itself and each of the Underwriters is an arms-length commercial relationship that creates no fiduciary duty on the part of any Underwriter, and each party expressly disclaims any fiduciary relationship.

1.2  American Home represents and warrants to, and agrees with, the Underwriters that as of the Closing Date the representations and warranties of the Sponsor in Section 3.1(a) of the Mortgage Loan Purchase Agreement will be true and correct in all material respects.

1.3  Each Underwriter represents and warrants to and agrees with the Company and American Home that:

(a)  Such Underwriter hereby acknowledges that each Underwritten Certificate is to be maintained on the book-entry records of The Depository Trust Company (“DTC”). Investors may hold the beneficial interests in minimum denominations of $100,000 and in integral multiples of $1 in excess thereof.

(b)  Such Underwriter represents that it has in place, and covenants that it shall maintain, internal controls and procedures which it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements with respect to the generation and use of Free Writing Prospectuses in connection with the offering of the Underwritten Notes.

(c)  As of the date hereof and as of the Closing Date, such Underwriter has complied with all of its obligations hereunder. With respect to all Free Writing Prospectuses provided by the Underwriters to any investor, if any, such Free Writing Prospectuses are accurate in all material respects (taking into account the assumptions explicitly set forth in the Free Writing Prospectuses, except to the extent of any errors therein that are caused by errors in the Pool Information, and except for any Issuer Information therein). The Free Writing Prospectuses provided by the Underwriters to the Company pursuant to Section 4.4 constitute a complete set of all Free Writing Prospectuses furnished to any investor by the Underwriters in connection with the offering of any Underwritten Notes, other than any Underwriter Derived Information.

2.  Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Underwriters, and the Underwriters agree to purchase from the Company, the Underwritten Notes indicated on Schedule I hereto which shall be transferred by the Company to the Trustee at a price equal to 99.80% of the Underwritten Notes as of the Closing Date plus accrued interest from the Cut-off Date on the Class II-A-2, Class III-A-2, Class III-A-3, Class III-A-4, Class III-A-5, Class III-M-1, Class III-M-2 and Class III-M-3 Notes.

3.  Delivery and Payment. Delivery of and payment for the Underwritten Notes shall be made at the office of Thacher Proffitt & Wood llp at 10:00 a.m., New York City time, on June 28, 2006 or such later date as the Underwriters shall designate, which date and time may be postponed by agreement among the Underwriters and the Company (such date and time of delivery and payment for the Underwritten Notes being herein called the “Closing Date”). Delivery of the Underwritten Notes shall be made to the Underwriters through the DTC (such Underwritten Notes, the “DTC Registered Notes”).

4.  Offering by Underwriter.

4.1  It is understood that the Underwriters propose to offer and/or solicit offers for the Underwritten Notes to be purchased by them for sale to the public as set forth in the Prospectus and the Underwriters agree that all such offers, solicitations and sales by them shall be made in compliance with all applicable laws and regulations. Prior to the date of the first contract of sale made based on the Definitive Free Writing Prospectus, you have not sold any Certificate or any security backed by the Mortgage Loans, any interest in any Certificate or such security or any Mortgage Loan.

4.2  It is understood that the Underwriters will solicit offers to purchase the Underwritten Notes as follows:

(a)  Prior to the time you have received the Definitive Free Writing Prospectus you may, in compliance with the provisions of this Agreement, solicit offers to purchase Underwritten Notes; provided, that you shall not accept any such offer to purchase a Certificate or any interest in any Certificate or Mortgage Loan or otherwise enter into any Contract of Sale for any Certificate, any interest in any Certificate or any Mortgage Loan prior to the investor’s receipt of the Definitive Free Writing Prospectus.

(b)  Any Free Writing Prospectus (other than the Definitive Free Writing Prospectus) relating to the Underwritten Notes used by an Underwriter in compliance with the terms of this Agreement prior to the time such Underwriter has entered into a Contract of Sale for Underwritten Notes shall prominently set forth the following statement:

The information in this free writing prospectus is preliminary, and will be superseded by the Definitive Free Writing Prospectus. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Underwritten Notes referred to in this free writing prospectus and to solicit an offer to purchase the Underwritten Notes, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Underwritten Notes until we have accepted your offer to purchase Underwritten Notes. We will not accept any offer by you to purchase Underwritten Notes, and you will not have any contractual commitment to purchase any of the Underwritten Notes until after you have received the Definitive Free Writing Prospectus. You may withdraw your offer to purchase Underwritten Notes at any time prior to our acceptance of your offer.

“Written Communication” has the same meaning as that term is defined in Rule 405 of the 1933 Act Regulations.

(c)  Any Free Writing Prospectus relating to Underwritten Notes and used by an Underwriter in connection with marketing the Underwritten Notes, including the Definitive Free Writing Prospectus, shall prominently set forth the following statement:

The Underwritten Notes referred to in these materials are being sold when, as and if issued. You are advised that Underwritten Notes may not be issued that have the characteristics described in these materials. Our obligation to sell such Underwritten Notes to you is conditioned on the mortgage loans and Underwritten Notes having the characteristics described in these materials. If for any reason we do not deliver such Underwritten Notes, we will notify you, and neither the Issuing Entity nor any underwriter will have any obligation to you to deliver all or any portion of the Underwritten Notes which you have committed to purchase, and none of the Issuing Entity nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

4.3   It is understood that you will not enter into a Contract of Sale with any investor until the investor has received the Definitive Free Writing Prospectus. For purposes of this Agreement, Contract of Sale has the same meaning as in Rule 159 of the 1933 Act Regulations and all Commission guidance relating to Rule 159, including without limitation the Commission’s statement in Securities Act Release No. 33-8501 that “a contract of sale can occur under the federal securities laws before there is a bilateral contract under state law, for example when a purchaser has taken all actions necessary to be bound but a seller’s obligations remain conditional under state law.” The Definitive Free Writing Prospectus shall prominently set forth the following statement:

This Definitive Free Writing Prospectus supersedes the information in any free writing prospectus previously delivered in connection with this offering, to the extent that this Definitive Free Writing Prospectus is inconsistent with any information in any free writing prospectus previously delivered in connection with this offering.

4.4  It is understood that you may prepare and provide to prospective investors certain Free Writing Prospectuses (as defined below), subject to the following conditions:

(a)  Unless preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Act, an Underwriter shall not convey or deliver any Written Communication to any person in connection with the initial offering of the Underwritten Notes, unless such Written Communication either (i) is made in reliance on Rule 134 under the Act, (ii) constitutes a prospectus satisfying the requirements of Rule 430B under the Act, (iii) is the Definitive Free Writing Prospectus, or (iv) both (1) constitutes a Free Writing Prospectus (as defined below) used in reliance on Rule 164 and (2) includes only information that is within the definition of ABS Informational and Computational Materials as defined in Item 1100 of Regulation AB.

(b)  Each Underwriter shall comply with all applicable laws and regulations in connection with the use of Free Writing Prospectuses, including but not limited to Rules 164 and 433 of the 1933 Act Regulations and all Commission guidance relating to Free Writing Prospectuses, including but not limited to Commission Release No. 33-8591.

(c)  For purposes hereof, “Free Writing Prospectus” shall have the meaning given such term in Rules 405 and 433 of the 1933 Act Regulations. “Issuer Information” shall mean information included in a Free Writing Prospectus that both (i) is within the types of information specified in clauses (1) to (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform) as shown in Exhibit I hereto and (ii) has been either prepared by, or has been reviewed and approved by, the Company. “Underwriter Derived Information” shall refer to information of the type described in clause (5) of such footnote 271 when prepared by an Underwriter.

(d)  All Free Writing Prospectuses provided to prospective investors, whether or not filed with the Commission, shall bear a legend on each page including the following statement:

“THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUING ENTITY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUING ENTITY AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV [AT AMERICAN HOME.COM, OR AT UNDERWRITERS’ WEBSITE]. ALTERNATIVELY, THE ISSUING ENTITY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-8[XX-XXX-XXXX].

The Company shall have the right to require additional specific legends or notations to appear on any Free Writing Prospectus, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein.

(e)  The Underwriters shall deliver to the Company and its counsel, no later than two business days prior to the date that the Prospectus Supplement is required to be filed, (i) any Free Writing Prospectus prepared by or on behalf of the Underwriters that contains any information that, if reviewed and approved by the Company, would be Issuer Information, and (ii) any Free Writing Prospectus or portion thereof that contains only a description of the final terms of the Underwritten Notes after such terms have been established for all classes of Underwritten Notes being publicly offered. No information in any Free Writing Prospectus shall consist of information of a type that is not included within the definition of ABS Informational and Computational Materials. To facilitate filing to the extent required by Section 5.10 or 5.11, as applicable, all Underwriter Derived Information shall be set forth in a document separate from the document including Issuer Information. The Underwriters shall provide to the Company, for filing as provided in Section 5.10, copies (in such format as required by the Company) of all Free Writing Prospectuses prepared by the Underwriters. All Free Writing Prospectuses described in this subsection (e) must be approved by the Company before the Underwriters provide the Free Writing Prospectus to investors pursuant to the terms of this Agreement except any Free Writing Prospectus containing solely (i) Issuer Information previously approved by the Company, (ii) Underwriter Derived Information, or (iii) customized loan stratifications prepared on the basis of information provided or approved by the Company, a copy of which shall be promptly delivered to the Company and its counsel.

(f)  Each Underwriter agrees that all information included in the Free Writing Prospectuses shall be prepared, to the extent possible, based on the information contained in the Registration Statement and anticipated to be included in the Prospectus. None of the information in the Free Writing Prospectuses may conflict with the information contained in the Prospectus or the Registration Statement.

(g)  The Company shall not be obligated to file any Free Writing Prospectuses that have been determined to contain any material error or omission, unless the Company is required to file the Free Writing Prospectus pursuant to Section 5.10 below. In the event that an Underwriter becomes aware that, as of the date on which an investor entered into an agreement to purchase any Underwritten Notes, any Free Writing Prospectus prepared by or on behalf of the Underwriter and delivered to such investor contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, such Underwriter shall notify the Company thereof as soon as practical but in any event within one business day after discovery.

(h)  The Underwriters represent, as of the Closing Date, that they did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Offered Certificates that is required to be filed with the Commission by the Company as a Free Writing Prospectus (other than the Definitive Free Writing Prospectus) in accordance with the 1933 Act Regulations, other than items excluded under the last sentence of subsection (e) above or otherwise approved by the Company in accordance with the last sentence of subsection (e) above.

(i)  Each Underwriter represents that it has in place, and covenants that it shall maintain internal controls and procedures which it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements of the 1933 Act Regulations with respect to the generation and use of Free Writing Prospectuses in connection with the offering of the Underwritten Notes.  In addition, each Underwriter shall, for a period of at least three years after the date hereof, maintain written and/or electronic records of the following:

  (i) Any Written Communications in respect of the Underwritten Notes not deemed a Prospectus or a Free Writing Prospectus because its content is limited to the statements permitted by Rule 134 of the Securities Act;

  (ii) any Free Writing Prospectus used to solicit offers to purchase Underwritten Notes but not filed with the Commission;

  (iii) regarding each Free Writing Prospectus delivered to a prospective investor, the date of such delivery and identity of such prospective investor;

  (iv)regarding each offer to purchase Underwritten Notes received by such Underwriter, the identity of the offeror, the date the offer was made and the proposed terms and allocation of the Underwritten Notes offered to be purchased; and

  (v)regarding each Contract of Sale entered into by such Underwriter, the date, identity of the investor and the terms of such Contract of Sale, including the amount and price of Underwritten Notes subject to such Contract of Sale.

(j)  Each Underwriter covenants with the Company that after the final Prospectus is available such Underwriter shall not distribute any written information concerning the Underwritten Notes to a prospective investor unless such information is preceded or accompanied by the final Prospectus.

4.5  Each Underwriter further agrees that (i) it will include in every confirmation sent out the notice required by Rule 173 informing the investor that the sale was made pursuant to the Registration Statement and that the investor may request a copy of the Prospectus from such Underwriter; (ii) if a paper copy of the Prospectus is requested by a person who receives a confirmation, such Underwriter shall deliver a paper copy of such Prospectus; (iii) if an electronic copy of the Prospectus is delivered by an Underwriter for any purpose, such copy shall be the same electronic file containing the Prospectus in the identical form transmitted electronically to such Underwriter by or on behalf of the Company specifically for use by such Underwriter pursuant to this Section 4.5; for example, if the Prospectus is delivered to an Underwriter by or on behalf of the Company in a single electronic file in .pdf format, then such Underwriter will deliver the electronic copy of the Prospectus in the same single electronic file in .pdf format; and (iv) it has not used, and during the period for which it has an obligation to deliver a “prospectus” (as defined in Section 2(a)(10) of the Act) relating to the Underwritten Notes (including any period during which you have such delivery obligation in its capacity as a “dealer” (as defined in Section 2(a)(12) of the Act)) it will not use any internet website or electronic media containing information for prospective investors, including any internet website or electronic media maintained by third parties, in connection with the offering of the Underwritten Notes, except in compliance with applicable laws and regulations. Each Underwriter further agrees that (i) if it delivers to an investor the Prospectus in .pdf format, upon such Underwriter’s receipt of a request from the investor within the period for which delivery of the Prospectus is required, such Underwriter will promptly deliver or cause to be delivered to the investor, without charge, a paper copy of the Prospectus and (ii) it will provide to the Company any Free Writing Prospectuses, or portions thereof, which the Company is required to file with the Commission in electronic format and will use reasonable efforts to provide to the Company such Free Writing Prospectuses, or portions thereof, in either Microsoft Word® or Microsoft Excel® format and not in a PDF, except to the extent that the Company, in its sole discretion, waives such requirements. Notwithstanding anything in this Subsection 4.5 to the contrary, each Underwriter shall have the ability to post a copy of the Prospectus Supplement on a website.

4.6  In the event that an Underwriter uses a road show (as defined in Rule 433) in connection with the offering of the Underwritten Notes, all information in the road show will be provided orally only, and not as a Written Communication (except for any Free Writing Prospectus that has been filed with the Commission). Each Underwriter agrees that any slideshow used in connection with a road show (i) will only be provided as part of the road show and not separately, (ii) if handed out at any meeting as a hard copy, will be retrieved prior to the end of the meeting, and (iii) will otherwise be used only in a manner that does not cause the slideshow to be treated as a Free Writing Prospectus.

5.  Agreements. The Company agrees with the Underwriters that:

5.1  The Company will promptly advise the Underwriters (i) when any amendment to the Registration Statement has become effective or any revision of or supplement to the Prospectus has been so filed (unless such amendment, revision or supplement does not relate to the Underlying Notes, the Underwritten Notes or the trust), (ii) of any request by the Commission for any amendment of the Registration Statement or the Prospectus or for any additional information (unless such request for additional information does not relate to the Underlying Notes, the Underwritten Notes or the trust), (iii) of any written notification received by the Company of the suspension of qualification of the Underwritten Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or, to the knowledge of the Company, the threatening of any proceeding for that purpose. Before amending or supplementing the Registration Statement or the Prospectus with respect to the Underlying Notes or the Underwritten Notes, the Company will furnish the Underwriters with a copy of each such proposed amendment or supplement. The Company will use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

5.2  The Company will cause the Prospectus Supplement to be transmitted to the Commission for filing pursuant to Rule 424(b) under the Act by means reasonably calculated to result in filing with the Commission pursuant to said rule. The Company will cause the Prospectus Supplement to be transmitted to the Commission for filing no later than the close of business on the business day prior to the Closing Date.

5.3  If, during the period after the first date of the public offering of the Underwritten Notes in which a prospectus relating to the Underwritten Securities is required to be delivered under the Act, any event occurs as a result of which it is necessary to amend or supplement the Prospectus, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Act or the 1933 Act Regulations, the Company promptly will prepare and furnish, at its own expense, to the Underwriters, and will file with the Commission, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with the Act or the 1933 Act Regulations.

5.4  If any Written Communication or oral statement in connection with the offering of the Underwritten Notes contains an untrue statement of material fact or omits to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading at the time that a Contract of Sale was entered into, when taken together with all information that was conveyed to any person with whom a Contract of Sale was entered into, then the Underwriters shall provide any such person with the following:

(a)  Adequate disclosure of the contractual arrangement;

(b)  Adequate disclosure of the person’s rights under the existing Contract of Sale at the time termination is sought;

(c)  Adequate disclosure of the new information that is necessary to correct the misstatements or omissions in the information given at the time of the original Contract of Sale; and

(d)  A meaningful ability to elect to terminate or not terminate the prior Contract of Sale and to elect to enter into or not enter into a new Contract of Sale.

5.5  The Company will furnish to you, without charge, a copy of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an underwriter or dealer may be required by the Act, as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as you may reasonably request; provided, however, that you will provide the notice specified in Section 4.6 in every confirmation and will only deliver the prospectus to those investors that request a paper copy thereof.

Any costs incurred to the investor in connection with any such termination or reformation shall be subject to Sections 7.1 and 7.2, as applicable.

5.6  The Company agrees, so long as the Underwritten Notes shall be outstanding, or until such time as the Underwriters shall cease to maintain a secondary market in the Underwritten Notes, whichever first occurs, to deliver to the Underwriters the annual statement as to compliance delivered to the Trustee pursuant to Section 3.16 of the s Servicing Agreement, and the Indenture and the annual statement of a firm of independent public accountants furnished to the Issuing Entity and the Trustee pursuant to Section 3.17 of the Servicing Agreement, as soon as such statements are furnished to the Company.

5.7  The Company will endeavor to arrange for the qualification of the Underwritten Notes for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Underwriters may reasonably designate and will maintain such qualification in effect so long as required for the initial distribution of the Underwritten Notes; provided, however, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

5.8  If the transactions contemplated by this Agreement are consummated, the Company or American Home will pay or cause to be paid at or prior to the Closing all expenses incident to the performance of the obligations of the Company and American Home under this Agreement, and will reimburse the Underwriters for any reasonable expenses (including reasonable fees and disbursements of counsel and accountants) reasonably incurred by the Underwriters in connection with the purchase and sale of the Underwritten Notes (including without limitation the fees and disbursements of the Underwriters’ counsel and the Underwriters’ due diligence costs and expenses with respect thereto) and the transactions contemplated hereby and thereby, and the qualification of the Underwritten Notes for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Underwriters have reasonably requested pursuant to Section 5.6 above and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Underwritten Notes, for the filing fee of the National Association of Securities Dealers, Inc. relating to the Underwritten Notes, if applicable, and for expenses incurred in distributing the Prospectus (including any amendments and supplements thereto) to the Underwriters.

5.9  If, during the period after the Closing Date in which a prospectus relating to the Underwritten Notes is required to be delivered under the Act, the Company receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Underwritten Notes is in effect, the Company will advise the Underwriters of the issuance of such stop order. Upon receipt of notice of such stop order, the Underwriters shall cease all offers and sales of the Underwritten Notes.

5.10  The Company shall file any Free Writing Prospectus prepared by the Company (including the Definitive Free Writing Prospectus), and any Issuer Information contained in any Free Writing Prospectus provided to it by the Underwriters under Section 4.4(e), not later than the date of first use of such Free Writing Prospectus, except that:

(a)  As to any Free Writing Prospectus or portion thereof required to be filed that contains only the description of the final terms of the Underwritten Notes after such terms have been established for all classes of Underwritten Notes being publicly offered, such Free Writing Prospectus or portion thereof may be filed by the Company within two days of the later of the date such final terms have been established for all classes of Underwritten Notes being publicly offered and the date of first use; and

(b)   Notwithstanding clause (a) above, as to any Free Writing Prospectus or portion thereof required to be filed that contains only information of a type included within the definition of ABS Informational and Computational Materials, the Company shall file such Free Writing Prospectus or portion thereof within the later of two business days after the Underwriters first provide this information to investors and the date upon which the Company is required to file the Prospectus Supplement with the Commission pursuant to Rule 424(b)(3) of the Act.

provided, that prior to such use of any Free Writing Prospectuses by the Company, the Underwriters must comply with their obligations pursuant to Section 4.4 and that the Company shall not be required to file any Free Writing Prospectus that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the Commission.

5.11  The Underwriters shall provide to the Company and the Company shall file any Free Writing Prospectus that has been distributed by the Underwriters in a manner that could lead to its broad, unrestricted dissemination not later than the date of first use, provided that if that Free Writing Prospectus contains only information of a type included within the definition of ABS Informational and Computational Materials then such filing shall be made within the later of two business days after the Underwriters first provide this information to investors and the date upon which the Company is required to file the Prospectus Supplement with the Commission pursuant to Rule 424(b)(3) of the Act; provided further, that the Company shall not be required to file any Free Writing Prospectus that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the Commission.

5.12  During the period when a prospectus is required by law to be delivered in connection with the sale of the Underwritten Notes pursuant to this Agreement, the Issuing Entity will file or cause to be filed, on a timely and complete basis, all documents that are required to be filed by the Issuing Entity with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act (as defined below).

6.  Conditions to the Obligations of the Underwriters. The Underwriters’ obligation to purchase the Underwritten Notes in the respective amounts set forth opposite their names on Schedule I attached hereto shall be subject to the following additional conditions:

6.1  No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or, to the knowledge of the Company or American Home, threatened by the Commission or by any authority administering any state securities or Blue Sky law; and the Prospectus Supplement shall have been filed or transmitted for filing, by means reasonably calculated to result in a filing with the Commission pursuant to Rule 424(b) under the Act.

6.2  Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any change, or any development involving a prospective change, in or affecting the business or properties of the Company, the Sponsor or American Home or any of their respective affiliates the effect of which, in any case, is, in that Underwriter’s reasonable judgment, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Underwritten Notes as contemplated by the Registration Statement and the Prospectus. All actions required to be taken and all filings required to be made by the Issuing Entity under the Act and the Exchange Act prior to the sale of the Underwritten Notes shall have been duly taken or made.

6.3  The Company shall have delivered to the Underwriters a certificate, dated the Closing Date, of the President, an Executive Vice President, a Senior Vice President or a Vice President of the Company to the effect that the signer of such certificate has examined this Agreement, the Prospectus, the Indenture, the Servicing Agreements, the Mortgage Loan Purchase Agreement, the Trust Agreement and various other closing documents, and that, to the best of his or her knowledge after reasonable investigation:

(a)  the representations and warranties of the Company in this Agreement and in the Trust Agreement are true and correct in all material respects;

(b)  the Company has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(c)  no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated;

(d)  subsequent to the respective dates as of which information is given in the Prospectus, and except as set forth or contemplated in the Prospectus, there has not been any material adverse change in the general affairs, business, key personnel, capitalization, financial condition or results of operations of the Company, the Sponsor or American Home;

(e)  except as otherwise stated in the Prospectus, there are no actions, suits or proceedings pending before any court or governmental agency, authority or body or, to their knowledge, threatened, against the Company, the Sponsor or American Home that could reasonably have a material adverse affect on (i) the Company, the Sponsor or American Home or (ii) the transactions contemplated by this Agreement; and

(f)  attached thereto are true and correct copies of a letter or letters from one or more nationally recognized statistical rating agencies confirming that the Underwritten Notes have been rated in one of the four highest grades by each of such agencies rating that class of Underwritten Notes and that such rating has not been lowered since the date of such letter.

6.4  American Home shall have delivered to the Underwriters a certificate, dated the Closing Date, of the President, an Executive Vice President, a Managing Director or a Director of American Home to the effect that the signer of such certificate has examined the Servicing Agreements, the Indenture, the Mortgage Loan Purchase Agreement, the Trust Agreement and this Agreement and that, to his or her knowledge after reasonable investigation, the representations and warranties of American Home contained in this Agreement are true and correct in all material respects.

6.5  The Sponsor shall have delivered to the Underwriters a certificate, dated the Closing Date, of the President, a Managing Director or a Director of the Sponsor to the effect that the signer of such certificate has examined the Mortgage Loan Purchase Agreement and that, to his or her knowledge after reasonable investigation, the representations and warranties of the Sponsor contained in the Mortgage Loan Purchase Agreement are true and correct in all material respects.

6.6  You shall have received the opinion and letter of Thacher Proffitt & Wood llp, counsel for the Company, the Sponsor and American Home, dated the Closing Date and substantially to the effect set forth in Exhibit A and Exhibit B.

6.7  You shall have received from McKee Nelson llp, counsel for the Underwriters, an opinion dated the Closing Date in form and substance satisfactory to the Underwriters.

6.8  (i) You shall have received from Deloitte & Touche llp, certified public accountants, a letter addressed to the Underwriters and dated the date hereof and satisfactory in form and substance to the Underwriters and the Underwriters’ counsel, to the effect that they have performed certain specified procedures, all of which have been agreed to by the Underwriters, as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Prospectus Supplement under the captions “The Mortgage Pool” and “Description of the Notes” agrees with the records of the Company, the Sponsor and American Home excluding any questions of legal interpretation.

(ii) At the Closing Date, Deloitte & Touche llp and/or any other firm of certified independent public accountants acceptable to you shall have furnished to you a letter, addressed to you, and in form and substance satisfactory to you in all respects, relating to the extent such information is not covered in the letter or letters provided pursuant to Section 6.7(i), to the characteristics of the mortgage loans, as presented in the Prospectus Supplement.

6.9  The Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class II-A-1A, Class II-A-1B, Class II-A-1C, Class II-A-2, Class III-A-1, Class III-A-2, Class III-A-3, Class III-A-4, Class III-A-5, Class IV-A and Class V-A Notes shall have been rated “AAA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”) and “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”). The Class I-M-1 Notes shall have been rated “AA+” by Standard & Poor’s and “Aa2” by Moody’s. The Class I-M-2 Notes shall have been rated “AA” by Standard & Poor’s. The Class I-M-3 Notes shall have been rated “AA-” by Standard & Poor’s. The Class I-M-4 Notes shall have been rated “A+” by Standard & Poor’s. The Class I-M-5 Notes shall have been rated “A” by Standard & Poor’s. The Class I-M-6 Notes shall have been rated “BBB” by Standard & Poor’s. The Class II-M-1 Notes shall have been rated “AA+” by Standard & Poor’s and “Aa2” by Moody’s. The Class II-M-2 Notes shall have been rated “AA” by Standard & Poor’s and “A2” by Moody’s. The Class II-M-3 Notes shall have been rated “A+” by Standard & Poor’s and “Baa1” by Moody’s. The Class III-M-1 Notes shall have been rated “AA” by Standard & Poor’s and “Aa2” by Moody’s. The Class III-M-2 Notes shall have been rated “A+” by Standard & Poor’s and “A2” by Moody’s. The Class IV-M-1 Notes shall have been rated “AA” by Standard & Poor’s and “Aa2” by Moody’s. The Class IV-M-2 Notes shall have been rated “A” by Standard & Poor’s and “A2” by Moody’s. The Class IV-M-3 Notes shall have been rated “BBB+” by Standard & Poor’s and “Baa1” by Moody’s. The Class IV-M-4 Notes shall have been rated “BBB” by Standard & Poor’s and “Baa2” by Moody’s. The Class IV-M-5 Notes shall have been rated “BBB” by Standard & Poor’s and “Baa3” by Moody’s. The Class IV-M-6 Notes shall have been rated “BBB-” by Standard & Poor’s.

6.10  You shall have received the opinions of Richards, Layton & Finger llp, special counsel to the Owner Trustee and the Issuing Entity, dated the Closing Date, substantially to the effect set forth in Exhibit C-1.

6.11  You shall have received the opinions of Sonnenschein Nath & Rosenthal llp, counsel to the Indenture Trustee, dated the Closing Date, substantially to the effect set forth in Exhibit C-2.

6.12  You shall have received from Thacher Proffitt & Wood llp, counsel to the Company, reliance letters with respect to any opinions delivered to Standard & Poor’s and Moody’s.

The Company will furnish you with conformed copies of the above opinions, certificates, letters and documents as you reasonably request.

If any of the conditions specified in this Article 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by any of the Underwriters. Notice of such cancellation shall be given to the Company in writing, or by telephone or telegraph confirmed in writing.

7.  Indemnification and Contribution.

7.1  The Company and American Home, jointly and severally, agree to indemnify and hold harmless the Underwriters and each person, if any, who controls an Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, damages and liabilities (including reasonable legal or other expenses) to which you or any such person may become subject under the Act or the Exchange Act, or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Definitive Free Writing Prospectus, or in any Issuer Information contained in any other Free Writing Prospectus, or in any Underwriter Derived Information to the extent caused by any material error in the Pool Information, or in the Registration Statement for the registration of the Underwritten Notes as originally filed or in any amendment thereof or other filing incorporated by reference therein, or in the Prospectus or incorporated by reference therein (if used within the period set forth in Section 5.3 hereof and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or in any static pool information excluded from the Registration Statement and the Prospectus pursuant to Regulation AB Item 1105(d), or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon any information with respect to which the Underwriters have agreed to indemnify the Company pursuant to Section 7.2. This indemnity agreement will be in addition to any liability which the Company or American Home may otherwise have.

7.2  The Underwriters agree, severally and not jointly, to indemnify and hold harmless the Company, American Home, their respective directors or officers and any person controlling the Company or American Home to the same extent as the indemnity set forth in Section 7.1 above from the Company and American Home to the Underwriters, but only with respect to (i) the Underwriters’ Information and the Decrement/Yield Tables, except to the extent of any errors that are caused by errors in the Pool Information, (ii) any Underwriter Derived Information, except to the extent of any errors in any Underwriter Derived Information that are caused by errors in the Pool Information, (iii) any Free Writing Prospectus for which the conditions set forth in Section 4.4(e) above are not satisfied with respect to the prior approval by the Company, (iv) any portion of any Free Writing Prospectus (other than the Definitive Free Writing Prospectus) not constituting Issuer Information, (v) any liability resulting from your failure to provide any investor with the Definitive Free Writing Prospectus prior to entering into a Contract of Sale with such investor, and (vi) any liability resulting from your failure to comply with Section 4.6 in connection with any road show. This indemnity agreement will be in addition to any liability which the Underwriters may otherwise have.

Each of the Company and American Home acknowledges that the Underwriters’ Information and the Decrement/Yield Tables constitute the only information furnished in writing by or on behalf of the Underwriters expressly for use in the Registration Statement or the Prospectus or in any amendment thereof or supplement thereto, as the case may be.

7.3  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 7.1 or 7.2, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case described in subclauses (i) or (ii) of the immediately preceding sentence, the reasonable fees and disbursements of counsel for the indemnified party shall be paid by the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by you, in the case of parties indemnified pursuant to Section 7.1 and by the Company or American Home, in the case of parties indemnified pursuant to Section 7.2. The indemnifying party may, at its option, at any time upon written notice to the indemnified party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the indemnified party in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the defense of any proceeding the indemnifying party shall not be liable for any settlement of any proceeding, effected without its written consent (such consent not to be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for release of the indemnified party in connection with all matters relating to the proceeding which have been asserted against the indemnified party in such proceeding by the other parties to such settlement, without the consent of the indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such indemnified party and such settlement includes an unconditional release of the indemnified party from all liability arising out of the action or claim related to such proceeding.

7.4  If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7.1 or 7.2 hereof or insufficient in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities, in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and American Home on the one hand and the Underwriters on the other from the offering of the Underwritten Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and American Home on the one hand and the Underwriters on the other in connection with the statements or omissions or alleged statements or alleged omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and American Home on the one hand, and by the Underwriters on the other shall be in the same proportions that the purchase price paid by the Underwriters to the Company for the Underwritten Notes (“Net Proceeds”) bears to the excess of (a) the purchase prices paid by investors to the Underwriters for the Underwritten Notes (the “Public Offering Price”) over (b) Net Proceeds. The relative fault of the Company and American Home on the one hand and of any Underwriter on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, American Home or by the Underwriters, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.5  The Company, American Home and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in Section 7.4, above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim and any and all amounts paid in settlement of any claim of litigation except where the indemnified party is required to bear such expenses pursuant to Section 7.4; which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent that the indemnifying party believes that it will be ultimately obligated to pay such expenses. Notwithstanding the provisions of this Section 7, each Underwriter shall not be required to contribute any amount in excess of the amount by which the total aggregate Public Offering Price of the Underwritten Notes underwritten by such Underwriter and distributed to the public by such Underwriter exceeds the Net Proceeds with respect to such Underwriter. In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.6  The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Company and American Home in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by an Underwriter or on behalf of the Underwriters or any person controlling an Underwriter or by or on behalf of the Company or American Home and their respective directors or officers or any person controlling the Company or American Home and (iii) acceptance of and payment for any of the Underwritten Notes.

8.  Termination. (a) This Agreement shall be subject to termination by notice given to the Company and American Home, if the sale of the Underwritten Notes provided for herein is not consummated because of any failure or refusal on the part of the Company or American Home to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or American Home shall be unable to perform their respective obligations under this Agreement. If you terminate this Agreement in accordance with this Section 8, the Company or American Home will reimburse you for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel and accountants) that shall have been reasonably incurred by the Underwriters in connection with the proposed purchase and sale of the Underwritten Notes and such termination and reimbursement.

(b)  The Underwriters shall have the right to terminate this Agreement at any time prior to the Closing Date by notice given to the Company and American Home (i) if any domestic or international event or act or occurrence has materially disrupted the securities markets, (ii) if trading on the New York or American Stock Exchanges shall have been suspended, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the New York or American Stock Exchanges by the New York or American Stock Exchanges or by order of the Commission or any other governmental authority having jurisdiction, (iii) if a banking moratorium has been declared by a state or Federal authority, (iv) if a banking moratorium in foreign exchange trading by major international banks or persons has been declared, (v) if any new restriction materially and adversely affecting the distribution of the Underwritten Notes shall have become effective, or (vi) there shall have occurred any outbreak or escalation of hostilities or other calamity or crisis the effect of which on the financial markets is such as to make it, in your reasonable judgment, impracticable to market the Underwritten Notes on the terms specified in this Agreement. Any notice of termination pursuant to this Section 8(b) shall be by telephone, telex, or telegraph, confirmed in writing by letter.

9.  Certain Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, American Home or the officers of any of the Company or American Home, and the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by the Underwriters or on their behalf or made by or on behalf of the Company or American Home or any of their respective officers, directors or controlling persons, and will survive delivery of and payment for the Underwritten Notes and any termination of this Agreement.

10.  Additional Underwriting of the Notes. Each Underwriter agrees that in connection with any subsequent underwriting of the non-underwritten Notes acquired from American Home or its affiliates, the Underwriter:

(a)	Will enter into an underwriting agreement with American Home and the Company substantially similar to this Agreement;

(b)
Will provide a copy of the Prospectus Supplement, together with any intervening amendments thereof and supplements thereto, and copies of all remittance reports to investors in the non-underwritten Notes, together with any additional disclosure mutually agreeable to the Underwriters, American Home and the Company; and

(c)	Will not require an underwriting fee.

In connection with any subsequent underwriting, the Company and American Home shall provide to the Underwriters any additional documentation, letters or opinions as it may reasonably require, including, without limitation, letters and opinions provided by counsel to the Issuing Entity updated to reflect the subsequent underwriting.

11.  Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to an Underwriter, will be mailed, delivered or telegraphed and confirmed to the Underwriter at UBS Securities LLC, 1285 Avenue of the Americans, New York, NY 10019, Attention: __________________, Greenwich Capital Markets, Inc., 600 Steamboat Road, Greenwich, CT 06830, Attention: ____________________, Lehman Brothers, Inc., 745 Seventh Avenue, 7th Floor, New York, NY 10019, Attention: _______________ , Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: _______________, or if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at American Home Mortgage Securities LLC, 538 Broadhollow Road, Melville, New York 11747, Attention: General Counsel; or if sent to American Home, will be mailed, delivered or telegraphed and confirmed to it at American Home Mortgage Investment Corp., 538 Broadhollow Road, Melville, New York 11747, Attention: General Counsel.

12.  Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7 hereof, and their successors and assigns, and no other person will have any right or obligation hereunder.

13.  Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

14.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, American Home and the Underwriters.

Very truly yours,

AMERICAN HOME MORTGAGE SECURITIES LLC

By:  /s/ Alan B. Horn
Name: Alan B. Horn
Title: Executive Vice President

AMERICAN HOME MORTGAGE INVESTMENT CORP.

By:  /s/ Alan B. Horn
Name: Alan B. Horn
Title: Executive Vice President, General Counsel & Secretary

The foregoing Underwriting Agreement
is hereby confirmed and accepted as of
the date first above written.

UBS SECURITIES LLC

By:  /s/ Steven Warjanka
Name:  Steven Warjanka
Title: Director

By:  /s/ Paul Scialabba
Name:  Paul Scialabba
Title: Executive Director

GREENWICH CAPITAL MARKETS, INC.

By:  /s/ Vinu Phillips
Name:  Vinu Phillips
Title:  Senior Vice President

LEHMAN BROTHERS, INC.

By:  /s/ Mary Stone
Name:  Mary Stone
Title: Vice President

GOLDMAN, SACHS & CO.

By:  /s/ Greg Finck
Name:  Greg Finck
Title:  Managing Director

SCHEDULE I

Underwriter	Amount
UBS Securities LLC	$755,736,800
Greenwich Capital Markets, Inc.	$62,978,067
Lehman Brothers, Inc.	$62,978,067
Goldman, Sachs & Co.	$62,978,067

EXHIBIT A

CLOSING OPINION OF THACHER PROFFITT & WOOD llp

EXHIBIT B

10B-5 LETTER OF THACHER PROFFITT & WOOD llp

EXHIBIT C-1

OPINIONS OF RICHARDS, LAYTON & FINGER

EXHIBIT C-2

OPINION OF SONNENSCHEIN NATH & ROSENTHAL llp

EXHIBIT D

Underwriters Information

EXHIBIT E

[Reserved]

EXHIBIT F

[RESERVED]

EXHIBIT G

[RESERVED]

EXHIBIT H

[RESERVED]

EXHIBIT I

FOOTNOTE 271 INFORMATION

[Excerpt from Offering Reform adopting release-bold headings added for convenience of reference]

In the case of asset-backed Issuing Entities certain information comprehended within the definition of ABS informational and computational material is analogous to the term of securities and is therefore Issuer Information. For example, we would expect that the following categories of such material, which are derived from the definition of ABS informational and computational materials, are generally Issuer Information:

(1) Structural information-factual information regarding the asset-backed securities being offered and the structure and basic parameters of the securities, such as the number of classes, seniority, payment priorities, terms of payment, the tax, ERISA or other legal conclusions of counsel, and descriptive information relating to each class (e.g., principal amount, coupon, minimum denomination, price or anticipated price, yield, weighted average life, credit enhancements, anticipated ratings, and other similar information relating to the proposed structure of the offering);

(2) Collateral information-factual information regarding the pool assets underlying the asset-backed securities, including origination, acquisition and pool selection criteria, information regarding any prefunding or revolving period applicable to the offering, information regarding significant obligors, data regarding the contractual and related characteristics of the underlying pool assets (e.g., weighted average coupon, weighted average maturity, delinquency and loss information and geographic distribution) and other factual information concerning the parameters of the asset pool appropriate to the nature of the underlying assets, such as the type of assets comprising the pool and the programs under which the loans were originated;

(3) Key parties information-identification of key parties to the transaction, such as servicers, trustees, depositors, sponsors, originators and providers of credit enhancement or other support, including information about any such party;

(4) Static pool data-static pool data, as referenced in Item 1105 of Regulation AB [17 CFR 229.1105], such as for the sponsor’s and/or servicer’s portfolio, prior transactions or the asset pool itself; and

(5) Issuing Entity computational material-to the extent that the information is provided by the Issuing Entity, depositor, affiliated depositor, or sponsor, statistical information displaying for a particular class of asset-backed securities the yield, average life, expected maturity, interest rate sensitivity, cash flow characteristics, total rate of return, option adjusted spread or other financial or statistical information related to the class or classes under specified prepayment, interest rate, loss or other hypothetical scenarios. (Where such information is prepared by an underwriter or dealer, it is not Issuer Information, even when derived from Issuer Information.)